Exhibit 99
Titan International Inc. (TWI) Announces Record Margins & EPS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 25, 2012

First quarter highlights:

•	Sales for first quarter 2012 were $463.1 million up 65 percent, compared to $280.8 million in the first quarter of 2011.

•
Gross profit increased 66 percent for first quarter 2012 to $93.4 million, or 20.2 percent of net sales, compared to $56.3 million in 2011, or 20.0 percent of net sales.  Gross profit excluding the Latin American business was $84.9 million or 22.8 percent of net sales for the first quarter 2012.

•	First quarter income from operations was $58.7 million up 118 percent, compared to $26.9 million last year.

•	Adjusted net income for the first quarter was $40.5 million, compared to $18.7 million in the first quarter of last year (see table and appendix below).

Statement of Chief Executive Officer:

Chairman and CEO, Maurice Taylor states, “The first quarter 2012 was another record quarter in sales, net profit, EBITDA, etc.  The order book is filled for the year and we must keep increasing our output.  Farming, construction and earthmoving and mining are all very strong and we expect 2012 to be another year of growth.  The dynamics in agriculture are changing around the world and are positively impacting the demand for machinery in the industry.  Prices for metals, oil and gas prices in the Earthmoving and Mining markets are expected to remain at attractive levels to support strong demand.”

“In this past quarter there were some bloggers who were concerned over inventory and the auto supply industry. Titan International is not in the auto supply business, but we are in the OTR tire and wheel business.  Titan builds to order. We do not estimate or forecast future business. If the orders were cancelled, we would have extra raw materials, but most raw materials would be processed in 30 days.”

Taylor adds, “Titan’s mining service business is a hot market. We have just opened a facility in the oil sands in Canada and already are receiving the demand to double the facility.  Our partner in the oils sands is Saskatoon Wholesale Tire and they have never seen anything like this.  In order to meet demand, all of Titan’s factories will be hiring and expanding operations.  Titan has also ventured in to some new areas with the Union City, Tennessee factory.  This large facility used to produce 48,000 passenger car tires per day. Since Titan doesn’t produce auto or truck tires, we will be contracting to various firms where we will supply the equipment and they will operate the business of mixing, calendaring and fabricating.  Titan will still operate warehousing, equipment repair and new material inventory received.  There is no question, with 2.2 million square feet under roof, we have plenty of room to expand or lease the space at this facility.  To better visualize the size of this building, translate 2.2 million square feet into approximately 53 acres under roof.”

“As we enter a new year, Steve Briggs took over as president of our North American tire plants. We also have David Salen, president of the wheel group; Paul Reitz, CFO Titan International; and Mike Troyanovich, assistant general counsel.  The above team will be running this company’s operations in the future. The senior team (myself included) will be focusing on the new opportunities we believe will grow this business.  As I’ve outlined before, our vision is to be between a run rate of $3 to $4 billion in revenue by the end of 2013,” concluded Taylor.

Financial overview:

Sales:  Titan recorded sales of $463.1 million for the first quarter of 2012, compared to first quarter 2011 sales of $280.8 million. The higher sales levels were the result of the April 2011 acquisition of the Goodyear Latin American farm tire business which recorded sales of $90.3 million for the first quarter 2012 and continued strong demand in the agriculture and earthmoving/construction segment combined with price/mix improvements.

Gross profit:  For the first quarter of 2012, gross profit was $93.4 million or 20.2 percent of net sales, compared to $56.3 million or 20.0 percent of net sales for the first quarter of 2011.  Gross profit excluding the Latin American business was $84.9 million or 22.8 percent of net sales for the first quarter 2012.  The increase in gross margin was due to the increase in sales as well as gains from improved plant utilizations.

Selling, general and administrative expenses: SG&A expenses for the first quarter of 2012 were $30.8 million or 6.7 percent of net sales, compared to $25.3 million or 9.0 percent of net sales in 2011.   The higher SG&A expenses were primarily the result of higher selling and marketing expenses of approximately $3 million related to increased sales levels and increased information technology expenses, and approximately $2 million of expenses at the Company’s Latin American facilities.  Net of the CEO compensation award, SG&A was $22.7 million in the first quarter 2012 or 4.9 percent of net sales compared to $16.5 million or 5.9 percent of net sales in 2011.

Income from operations:  For the first quarter of 2012, income from operations was $58.7 million, or 12.7 percent of net sales, compared to $26.9 million, or 9.6 percent of net sales, in 2011.

Interest expense:  Interest expense was $6.3 million for the first quarter of 2012, compared to $6.3 million in 2011.

Noncash convertible debt conversion charge:  As a result of the exchange agreement in the first quarter 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock, the Company recognized a noncash charge of $16.1 million in accordance with accounting standards.  No conversion occurred in the three months ended March 31, 2012.

Adjusted Net income:  Adjusted net income for the first quarter ended March 31, 2012 was $40.5 million, compared to $18.7 million in 2011 (see Appendix below).

Earnings per share:  For the first quarter of 2012, basic and diluted earnings per share were $.84 and $.68 respectively.  This compared to the same period last year, basic and diluted loss per share was $(.07) and $(.07) respectively. On an adjusted basis (see Appendix below), basic and fully diluted earnings per share were $.96 and $.78 respectively for the first quarter 2012 and $.46 and $.37 for 2011.

Capital expenditures: Titan’s capital expenditures were $8.2 million for the first quarter of 2012 and $3.5 million for the first quarter 2011.

Debt balance:  Total long term debt balance was $317.9 million at March 31, 2012 in agreement to the balance at December 31, 2011.  Short-term debt balance was zero at March 31, 2012, and $11.7 million at December 31, 2011.

Equity balance:  The Company’s equity was $443.7 million at March 31, 2012, compared to $396.9 at December 31, 2011.

First Quarter Conference Call:

The Titan International Inc. earnings conference call for the first quarter that ended March 31, 2012, will be held at 9 a.m. Eastern Time on Thursday, April 26, 2012.  To participate in the conference call, dial (800) 230-1059 five minutes prior to the scheduled time. International callers dial (612) 234-9959.  A replay of the call will be available until May 10, 2012. To access the replay, dial (800) 475-6701 and enter access code 244424. International callers dial (320) 365-3844.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2012 and 2011

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2012	2011
Net sales	$463,088	$280,829
Cost of sales	369,725	224,557
Gross profit	93,363	56,272

Selling, general and administrative expenses	30,835	25,293
Research and development expenses	1,508	1,183
Royalty expense	2,349	2,917
Income from operations	58,671	26,879

Interest expense	(6,295)	(6,280)
Noncash convertible debt conversion charge	0	(16,135)
Other income	3,111	193
Income before income taxes	55,487	4,657

Provision for income taxes	20,093	7,693
Net income (loss)	35,394	(3,036)
Net loss attributable to noncontrolling interests	(25)	0

Net income (loss) attributable to Titan	$35,419	$(3,036)

Earnings (loss) per common share:
Basic	$.84	$(.07)
Diluted	$.68	(.07)

Average common shares and equivalents outstanding:
Basic	42,105	40,511
Diluted	53,450	40,511

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2012	2011
Agricultural	$295,805	$209,997
Earthmoving/construction	104,568	66,511
Consumer	62,715	4,321
Total	$463,088	$280,829

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$129,308	$129,170
Accounts receivable	245,948	189,527
Inventories	214,154	190,872
Deferred income taxes	34,098	26,775
Prepaid and other current assets	31,528	28,249
Total current assets	655,036	564,593

Property, plant and equipment, net	333,918	334,742
Other assets	110,245	110,951
Total assets	$1,099,199	$1,010,286

Liabilities & Equity
Current liabilities:
Short-term debt	$0	$11,723
Accounts payable	112,666	76,574
Other current liabilities	99,481	87,469
Total current liabilities	212,147	175,766

Long-term debt	317,881	317,881
Deferred income taxes	38,414	38,691
Other long-term liabilities	87,069	81,069
Total equity	443,688	396,879
Total liabilities & equity	$1,099,199	$1,010,286

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2012.

	Three Months Ended
	March 31,
	2012	2011
Net income (loss)	$35,419	$(3,036)

Noncash convertible debt charge	0	16,135
CEO incentive compensation, net of tax	5,127	5,568
Adjusted net income, excluding noncash convertible debt charge and CEO incentive compensation	$40,546	$18,667

Adjusted earnings per common share:
Basic	$0.96	$0.46
Diluted	$0.78	$0.37

Average common shares outstanding:
Basic	42,105	40,511
Diluted	53,450	53,138

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773